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                         INDEPENDENT AUDITOR'S CONSENT

                                                                    EXHIBIT 23.2

The Board of Directors
Odyssey Communications, Inc.:

    The audit referred to in our report dated September 10, 1997, included the related financial statement schedule as of December 31, 1996, and for the year then ended, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

    We consent to the use of our reports included herein related to the audits of Odyssey Communications, Inc., K&K Radio Broadcasting L.L.C. and WVVX and to the reference to our firm under the headings "Summary Financial and Operating Data," "Selected Financial" and "Operating Data" and "Experts" in the prospectus.

New York, New York
September 26, 1997

                                               KPMG Peat Marwick LLP